Exhibit 23.4

CONSENT OF CSA GLOBAL CONSULTANTS CANADA LTD.

We hereby consent to the incorporation by reference to any mineralized material estimates and other work performed by us in our capacity as an independent consultant to Silver Bull Resources, Inc. (the “Company”), which are set forth in the Company’s Form 10-K for the year ended October 31, 2020, in this Registration Statement on Form S-1, or in any amendment, prospectus or supplement thereto. We also consent to the reference to us under the heading “Experts” in such Registration Statement or in any amendment, prospectus or supplement thereto.

Date: March 10, 2021	CSA GLOBAL CONSULTANTS CANADA LTD.

	By:	/s/ Neal Reynolds
Name: Neal Reynolds, PhD FAusIMM MAIG Title: Partner – Americas